Exhibit 99.1

MEDIA RELEASE

American Campus Communities to acquire $627 million in high quality assets

Campus Acquisitions properties to join ACC’s best in class portfolio

AUSTIN, Texas, July 10, 2012 (BUSINESS WIRE) — American Campus Communities, Inc. (NYSE:ACC), the largest owner, manager and developer of high-quality student housing properties in the U.S., today announced that it had substantially completed its due diligence investigation relating to the acquisition of 15 student housing properties with 6,579 beds, including two properties and an additional phase at an existing property currently under development, pursuant to a merger agreement with affiliates of Campus Acquisitions, LLC for $627.0 million. The acquisition consideration consists of the assumption of approximately $231.6 million of outstanding mortgage debt, the issuance of between $15 million and $50 million in the form of units of common limited partnership interest in ACC’s operating partnership, and between $345.4 million and $380.4 million in cash, with the final allocation between the unit and cash consideration to be determined by Campus Acquisitions prior to closing.

The transaction is expected to close in the third quarter of 2012 and is subject to certain closing conditions, including obtaining various lender consents. The merger agreement contains provisions pursuant to which Campus Acquisitions can defer the closings of the acquisition of any of the development properties to a date not later than October 15, 2013 if the closing conditions relating to such properties are not satisfied by November 15, 2012. Completion of the transaction is not subject to financing and does not require approval by ACC stockholders. American Campus intends to fund the cash portion of the purchase price with available cash, borrowings under its revolving credit facility, a bridge loan facility and/or the sale of debt or equity securities.

Bill Bayless, CEO of American Campus, commented, “We are very pleased to be adding 15 properties to the ACC portfolio that meet our investment criteria of differentiated communities close to campus in submarkets with barriers to entry. This acquisition should provide us a significant opportunity for meaningful accretion in asset value, operational upside, efficiencies with 11 of the assets located in our existing markets, plus new business prospects with the entry into four new tier one collegiate markets. We believe the highly fragmented student housing industry is ripe for consolidation and we are well positioned to execute on strategic opportunities.”

American Campus believes that these assets represent some of the best product in their respective markets with a combined average distance to campus of 0.23 miles. The four tier one markets that will be new to American Campus are Baylor University, University of Southern California, Iowa State University, and Purdue University. In addition to implementing the company’s proprietary operating platform across the portfolio, the company anticipates investing $13.7 million in capital improvements to drive future rental rate and revenue growth. The projected year-one cap rate is 5.9 percent nominal (inclusive of upfront capital improvements) and 5.6 percent economic (inclusive of the assumed $200 per bed capital reserves, upfront capital improvements, $2.0 million in loan assumption costs, and $4.3 million in transaction expenses).

This release does not constitute an offer of any securities for sale.

About American Campus Communities

American Campus Communities, Inc. is the largest developer, owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 124 student housing properties containing approximately 76,100 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 152 properties with approximately 99,500 beds. Visit americancampus.com or studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties related to the proposed transactions (including but not limited to (i) the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement, (ii) the inability to complete the proposed transactions, (iii) the failure of any party to satisfy the conditions to the closing of the transactions and (iv) the failure of ACC to obtain the necessary lender consents). These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

American Campus Communities, Inc., Austin

Gina Cowart, 512-732-1000

Investor Relations